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                                  [AVANIR LOGO]

                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                           Contacts:          At AVANIR Pharmaceuticals:
                                              Patrice Saxon, Investor Relations
                                              858-622-5202
                                              psaxon@avanir.com

         AVANIR ANNOUNCES $25 MILLION UNDERWRITTEN COMMON STOCK OFFERING

      San Diego, May 26, 2004 -- AVANIR Pharmaceuticals (AMEX: AVN) today announced the pricing of an underwritten offering of 19,685,040 shares of Class A common stock at a price of $ 1.27 per share. The gross proceeds of the offering are expected to be approximately $25 million. The offering is being made pursuant to a shelf registration statement on Form S-3 that was declared effective by the U.S. Securities and Exchange Commission. AVANIR has granted the underwriter a 30- day option to purchase an additional 2,952,756 shares to cover over-allotments. All the shares are being sold by AVANIR. The offering is expected to close June 1, 2004.

      Lazard Freres & Co. LLC acted as sole bookrunner of the offering. Copies of the final prospectus may be obtained from the offices of Lazard Freres & Co. LLC, 30 Rockefeller Plaza, New York, NY 10020.

      This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

      AVANIR Pharmaceuticals, based in San Diego, is a drug discovery and development company focused on the development of treatments for chronic diseases.

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The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the company's most recent Annual Report on Form 10-K and other publicly available information regarding the company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company's business and technology. Forward-looking statements often contain such words like "estimate," "anticipate," "believe," "plan" or "expect". The Company disclaims any intent or obligation to update these forward-looking statements.